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The following is a transcript of the presentation by SuperGen, Inc. (“SuperGen” or the “Company”) at its 2011 first quarter financial results conference call on April 27, 2011, which includes information relating to the proposed acquisition of Astex Therapeutics Ltd. (“Astex”) by SuperGen pursuant to the terms of an Implementation Agreement, dated as of April 6, 2011.

Conference Call Transcript

SUPG - Q1 2011 SuperGen Inc Earnings Conference Call

Event Date/Time: Apr 27, 2011 / 08:30PM  GMT

CORPORATE PARTICIPANTS

Timothy Enns

SuperGen - SVP, Corporate Communications and Business Development

James Manuso

SuperGen - President, CEO

Michael Molkentin

SuperGen - CFO

Mohammed Azab

SuperGen - CMO

Michael McCullar

SuperGen - SVP, Strategy and Discovery Operations

CONFERENCE CALL PARTICIPANTS

Robin Davison

Edison Investment - Analyst

George Zavoico

McNicoll, Lewis, & Vlak - Analyst

PRESENTATION

Operator

Good afternoon. My name is Courtney and I will be your conference operator today. At this time, I would like to welcome everyone to the SuperGen Q1 2011 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. (OPERATOR INSTRUCTIONS)

I would now like to turn your call over to Mr. Timothy Enns, Senior Vice President of Corporate Communications and Business Development. Mr. Enns, you may begin.

Timothy Enns  - SuperGen - SVP, Corporate Communications and Business Development

Thank you Courtney. Good afternoon and thank you for joining us today for SuperGen’s 2011 first quarter financial results conference call. With me today are Dr. James Manuso, President and Chief Executive Officer, Michael Molkentin, Chief Financial Officer, Dr. Mohammed Azab, Chief Medical Officer and Dr. Michael McCullar, Senior Vice President Strategy and Discovery Operations.

In a few moments Jim Manuso and Michael Molkentin will deliver remarks on the 2011 first quarter financial results and provide a summary of our business outlook. After our prepared comments we will open the line for questions.

Earlier today we issued a press release about our financial results. A copy of the press release is available in the Investor Relations section of our website at www.supergen.com In addition, this call is being webcast and may be accessed via the Investor Relations of our website. A webcast replay will be available for 30 days.

During this call, we will make projections and forward-looking statements that are based on Management’s current expectations. Actual results may differ materially from these forecasts, and projections due to various factors. There are significant risks and uncertainty in biotechnology research and development. There can be no guarantee that our projects, products, or product candidates will progress pre-clinically or clinically as we expect, or that we will ultimately obtain approvals for the indications that we seek.

Moreover, even if our products or product candidates are approved in the future, we cannot guarantee they will be commercially successful. The Company’s results may also be affected by a variety of factors, such as competitive developments, launches of new products, the timing of anticipated regulatory approvals, or other regulatory action, the actions of our strategic partners and collaborators with respect to the products we license or co-develop, and patent disputes and litigation.

On April 6, 2011 SuperGen entered into a definitive merger agreement to acquire Astex Therapeutics Limited, a bio — a UK-based biotechnology company. During today’s conference call SuperGen’s management may make statements about the benefits of the transaction with Astex Therapeutics Limited, which may contain additional forward-looking statements with respect to SuperGen’s ability to consummate the transaction with Astex and realize the benefits of such a transaction.

On April 22, 2011, SuperGen filed a preliminary proxy statement with the SEC which has not been declared effective by the SEC. SuperGen plans to furnish the definitive proxy statement when and if it is available to its stockholders in connection with the proposed transaction, pursuant to which SuperGen would acquire Astex Therapeutics Limited.

Our filings with the SEC contain or will contain important information about the proposed transaction and related matters. Investors and stockholders are urged to read the preliminary proxy statement which has not been declared effective by the SEC and the definitive proxy when and if it is available carefully.

More information on the proposed transaction can be found on the website www.astex-supergen.com

For additional information and discussion concerning the risk factors that affect the Company’s business, please refer to the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

In the coming months SuperGen will be presenting at various investor conferences including the Noble Financial Capital Markets Seventh Annual Equity Conference on May 17. Live and archived webcasts of this presentation will be available through our Investor Relations section of our corporate website.

Additionally SuperGen will be hosting our annual shareholders meeting in June.

I’ll now turn the call over to Dr. James Manuso who will provide highlights of our accomplishments during the 2011 first quarter. Jim?

James Manuso  - SuperGen - President, CEO

Thank you Tim. Good afternoon and thank you for joining us today for SuperGen’s 2011 first quarter conference call. SuperGen started the year by continuing to enhance an already strong financial position. In the first quarter of 2011 SuperGen earned net income of $5.5 million. This financial performance was driven primarily by an increase in royalty revenue from Dacogen, increasing approximately 19% compared to the same prior year quarter.

We closed the first quarter with nearly $130 million in cash, cash equivalents and current and non-current marketable securities.

During the first quarter we launched our first in-human phase 1/2 trial of SGI-110. Within the present quarter amuvatinib will be the subject of a phase 2 clinical proof of concept trial in small cell lung cancer. This trial has been designated the ESCAPE trial.

And we will — we announced the proposed acquisition of Astex Therapeutics Limited, a leading UK-based biotechnology company. Our committed partners, Eisai and Johnson & Johnson, continue to support the Dacogen franchise. They have reiterated their plans to file marketing applications this year in the elderly acute myeloid leukemia or AML indication in the United States and the European Union. The Dacogen phase 3 data from the elderly AML trial will be presented at an upcoming medical conference.

The phase 1/2 MDS and AML trial of SuperGen’s second generation hypomethylating agent, SGI-110, continues to accrue patients. We are proud to be working with major cancer centers and the Stand Up to Cancer’s epigenetic Dream Team on this trial. We look forward to the potential end of phase 2 clinical proof of concept data being available for review and announcement next year.

Our most advanced clinical stage drug, amuvatinib, or MP470, will commence the ESCAPE trial, a clinical proof of concept phase 2 trial, within this quarter. The ESCAPE trial will focus on the treatment of small cell lung cancer patients who have either not responded to platinum etoposide treatment or who have relapsed shortly after such treatment.

SuperGen will be presenting the final results of the phase 1b trial of amuvatinib in combination with standard of care chemotherapy, including platinum etoposide, at the annual ASCO meeting in Chicago this June.

With respect to our corporate development initiatives, on April 6 we announced our plan to acquire Astex Therapeutics Limited, a leading UK-based biotechnology company, on the following terms.

$25 million to be paid up front, 35% of the equity of the combined entity, and $30 million in deferred consideration to be paid in equity or cash at the discretion of the combined entity over a period of 30 months.

At our recently held Joint Analyst Day on April 12, the management of Astex Therapeutics reported that at December 31, 2010, the company had total operating cash of approximately £17 million or $28 million US to fund its operations in the near term. In addition to their strong cash position, Astex management has estimated that milestone achievements from existing partnerships with GlaxoSmithKline, Johnson & Johnson, Novartis and AstraZeneca could yield £46 million, or about $75 million US, over the next three years.

The purpose of our acquisition of Astex is to fast-forward our business plan, expand our clinical stage pipeline, strengthen our discovery capabilities and diversify our revenue streams with a variety of milestone payments and royalties that Astex can earn from its established corporate partnerships.

To be clear, if the acquisition is approved by shareholders, we will become Astex Pharmaceuticals Incorporated, a Company with a robust pipeline consisting of seven promising drugs in the clinic, four of which will be in phase 2 clinical trials and three of which will be partnered.

We believe the acquisition of Astex has the potential to generate substantial shareholder value in the years ahead. Aztex Pharmaceuticals Incorporated, the combined entity to be listed on the NASDAQ under the call letters ASTX, is anticipated to be a world-leading cancer-focused enterprise delivering valuable therapeutics targeting critical unmet medical needs.

At the joint SuperGen-Astex analysts day we discussed in detail the pipelines and technologies at both companies. The event was webcast live. We invite you to listen to the replay available on the website www.astex-supergen.com

At this time I will turn the call over to Michael Molkentin, our Chief Financial Officer. Michael will provide details on our first quarter 2011 financial results as well as our updated fiscal guidance for 2011. Michael.

Michael Molkentin  - SuperGen - CFO

Thank you Jim. SuperGen reported positive financial results for the 2011 first quarter. Total revenues were $17.1 million compared with $14.4 million for the same prior year period. Total revenues for the 2011 first quarter consisted primarily of royalty revenue of approximately $17 million compared with $14.3 million for the same prior year period.

Royalty revenue is earned pursuant to a worldwide license agreement for Dacogen and is generally recognized when received.

Total revenues for the 2011 first quarter also include development and license revenue of $127,000 compared to a similar amount for the same prior year period. Development and license revenue represents the amortization of deferred revenue related to payments previously received pursuant to the collaborative research and license arrangement with GSK.

Our total operating expenses for the 2011 first quarter were $11.6 million compared with $9.8 million for the same prior year period. The primary reasons for the increase in total operating expenses were higher research and development costs due to increased activities during the period for product development and clinical trial programs associated primarily with SGI-110, incremental transaction costs associated with the recent announcement of the proposed acquisition of Astex Therapeutics and an increase in stock-based compensation expense.

Approximately $1.3 million of additional expenses associated with the proposed acquisition was included in first quarter general and administrative expenses while non-cash stock-based compensation expense was $712,000 for the 2011 first quarter compared with $247,000 for the same prior year period.

The Company reported net income for the 2011 first quarter of $5.5 million or $0.09 per share compared with $4.7 million or $0.08 per share for the same prior year period.

Our overall operating cash position continues to improve. At March 31, 2011, the Company has approximately $130 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to approximately $120 million at December 31, 2010.

Now I would like to comment on our revised financial guidance for 2011. The revised guidance essentially reflects anticipated transaction costs associated with the proposed acquisition of Astex Therapeutics. Please note that the revised financial guidance is prepared on a pre-deal closed basis.

Royalty revenue for Dacogen remains unchanged from our prior guidance and we continue to expect an increase of up to 5% from the prior year to arrange from $52 million to $55 million.

Development and license revenue continues to be estimated at $500,000 representing the recognition of deferred revenue relating to prior payments received pursuant to the research and license agreement with GSK. An additional payment of $700,000 related to the sale of our commercial franchise to Hospira Inc. is forecasted for 2011 and will be classified as gain on sale of products in our statement of operations.

Research and development expenses also remain unchanged from our prior guidance and are expected to be in a range from $29 million to $32 million. The growth in expenses compared to the prior year is influenced by increasing costs related to our clinical trial programs primarily for amuvatinib and SGI-110 and ongoing product development efforts intended to advance our product pipeline.

General and administrative expenses have been revised upward to reflect the anticipated transaction costs associated with the proposed acquisition to a range from $12.5 million to $13 million for 2011. Based on the anticipated increase in G&A expenses, our net income has been modified downward from our prior guidance of less than $14 million for the year to net income of less than $12 million for 2011.

Included in total operating expenses are non-cash, stock-based compensation expenses estimated at $2 million while average annual shares outstanding on a pre-deal close basis are expected to be approximately 61 million common shares.

Lastly, as of March 31, 2011, the Company has on a fully diluted basis, approximately 71.9 million shares outstanding consisting of actual shares outstanding of 60.4 million, outstanding options of 11.5 million and no warrants.

This concludes the review of our financial results for the 2011 first quarter and comments on a revised annual financial guidance for 2011. I will now turn the call back to Dr. Manuso for closing comments.

James Manuso  - SuperGen - President, CEO

Thank you very much, Michael. SuperGen is pleased to have started 2011 with significant financial and clinical achievements. By mid-year amuvatinib, our most advanced clinical product, will start the ESCAPE phase 2 clinical proof of concept trial.

For Dacogen, Eisai and Johnson & Johnson have guided to filing marketing applications for elderly AML in the US and the EU before the end of the year.

SGI-110, our follow on to Dacogen, will proceed in its phase 1/2 trial with our scientific collaborators and the Stand Up to Cancer’s epigenetic Dream Team. And our epigenetics collaboration with GSK is advancing.

We invite our shareholders to consider our recent proposal to acquire Astex Therapeutics Limited by reviewing the preliminary detailed proxy materials recently filed with the Securities and Exchange Commission. SuperGen believes this acquisition will accelerate significantly our current business model and enhance future value creation.

The proposed transaction is structured to allow our Company to maintain its financial strength by retaining existing cash and royalty revenue while obtaining top tier partnerships with nearly $2 billion in potential milestone revenue plus future royalties, a broader clinical pipeline to develop and monetize and an industry leading discovery platform that can generate new drugs and serve as the basis for obtaining additional partnerships.

We look forward to updating you in the coming months on our progress. Dr. Mohammed Azab, Michael Molkentin, Dr. Michael McCullar, Timothy Enns and I are now ready to answer your questions.

Operator, we’ll take any questions at this point in time.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Operator

Robin Davison, Edison Investment.

Robin Davison  - Edison Investment - Analyst

Hello there. Greetings from London. A very strong quarter for Dacogen, I’m wondering if you can just sort of expand a little bit about the trends in the market, whether you’re seeing or you’re aware if there’s any expansion in market share or whether patients are taking it for a longer period or you’re getting more market share in the — you’re also getting market share in the AML indication perhaps.

James Manuso  - SuperGen - President, CEO

A number of good questions, Robin. First, I agree, this was a strong quarter and appreciate that we recognize revenue in arrears so what that represents is revenue from the highest level of royalties that are provided for in the agreement.

But that notwithstanding, your question also alludes to the market dynamics. And appreciate, as I’ve indicated previously, the combined market for hypomethylaters worldwide today is just shy of $1 billion and it appears to be growing at a rate of maybe 5% to 10%.

Now within the United States, as you know, Dacogen and Vidaza share that market pretty much on a 40/60 percent basis, 40% to Dacogen and 60% to Vidaza. That has remained relatively stable, although it might go up and down at the edges a little bit.

As far as the trends within the clinical community, I’d like to ask Mohammed Azab to comment on that.

Mohammed Azab  - SuperGen - CMO

I don’t think there’s been any significant change in the trends there. I think there are just more penetration of the hypomethylating agents and they’re becoming more and more of course the standard of care for MDS and as we know there’s also some usage in elderly AML but I don’t think we’re going to see any significant changes in terms of the usage of these agents in the clinic.

Robin Davison  - Edison Investment - Analyst

Okay, thanks very much.

James Manuso  - SuperGen - President, CEO

Thank you Robin.

Operator

George Zavoico, MLV.

George Zavoico  - McNicoll, Lewis, & Vlak - Analyst

Hi everyone and congratulations again on a strong quarter of Dacogen sales. Royalty revenues is really, really good.

James Manuso  - SuperGen - President, CEO

We’re very pleased.

George Zavoico  - McNicoll, Lewis, & Vlak - Analyst

A couple of quick questions. I know we’ve had an opportunity to learn a lot about the merger at the Investor Day so this is just a sort of follow on, small type questions. With the GSK deal, that was done before the merger, how do you see the Astex — potential Astex merger enhancing the GSK deal? It seems like they might be getting a little bit more benefit from this based on the capabilities, the combined capabilities of the merged company.

James Manuso  - SuperGen - President, CEO

Well certainly it’s our belief that our technologies are potent and capable of delivering significant value. In the same vein appreciate that we already have a standing commitment and a dedicated team with respect to the GSK deal and we don’t expect that to be altered significantly.

We have made good progress, particularly in the recent past and I’ll ask Dr. McCullar to comment on that generally, given that we can’t give specifics as you know, George. Mike?

Michael McCullar  - SuperGen - SVP, Strategy and Discovery Operations

Thank you Jim. Clearly right now we’re making a lot of progress with [interests] that we have. I think that right now what we’re developing is really specialized biology to help address some of these questions in this field, so it’s hard to predict right now what kind of synergy you might expect to see in that area, but overall we expect the capabilities to be stronger.

George Zavoico  - McNicoll, Lewis, & Vlak - Analyst

Okay, good. And with regard to the general administrative expenses, the increased guidance, you mentioned that was mainly due to merger and acquisition costs. It seems like that will pretty much of a one-off on the 1Q and probably some in 2Q?

James Manuso  - SuperGen - President, CEO

Michael?

Michael Molkentin  - SuperGen - CFO

Yes. Good question. We — the increase in guidance from the original $10 million for 2011 to the $12.5 million to $13 million is directly associated with these transaction costs, the bulk of which probably will be incurred in the first half to the year. There will be some activity that naturally carries over into the second half, depending on the transaction closing and whether they — we’re making an assumption that there will be some ongoing expenses that we would incur, but the bulk of it will be incurred in the first half.

James Manuso  - SuperGen - President, CEO

And of course everyone appreciates the fact that given that we did not employ the services of an investment bank in connection with generating this transaction, we’ve saved our shareholders a lot of money there.

George Zavoico  - McNicoll, Lewis, & Vlak - Analyst

And finally, any comments on your next IND coming up? Can you say anything about that?

James Manuso  - SuperGen - President, CEO

At this point our focus is really on amuvatinib and SGI-110 and advancing them in the clinic and also considering the portfolio that we’ll be working with following the closing of the transaction. We’re going to be reviewing everything in the tent at that point in time and we’ll have a lot more to say about that.

Both companies separately have been working on a variety of interesting targets and have generated early stage molecules that have potential but we’ve not made a definite decision on that. Mike, would you have any comments on that?

Michael McCullar  - SuperGen - SVP, Strategy and Discovery Operations

I think we did give some guidance in that area during our Analyst Day earlier this month so I think that’s the guidance that we’re using so you could probably just review those slides. In general though, what we’re seeing is of course advancement of our PIM program. We learned a lot about PIM and we’re deploying our knowledge in that area right now so that’s all progressing.

We’ve also talked about our Axl kinase program and that’s running almost neck and neck right now with the PIM program, so those are likely to be one — or both of those IND candidates in the near future.

George Zavoico  - McNicoll, Lewis, & Vlak - Analyst

Okay, thanks for that — thanks for the reminder Mike. Thank you for taking my question.

James Manuso  - SuperGen - President, CEO

Thank you, George. Appreciate it.

Operator

(OPERATOR INSTRUCTIONS)

James Manuso  - SuperGen - President, CEO

And if there are no further questions, I’d like to thank everyone for dialing in this afternoon and of course encourage you to come to us with any questions you may have. We’re always happy to entertain those. And thank you very much, operator.

Operator

This concludes today’s SuperGen Q1 2011 earnings conference call. You may now disconnect.

Note on Forward Looking Statements

This presentation transcript and other statements that SuperGen may make, including statements about the benefits of the transaction with Astex, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to SuperGen’s future financial or business performance, strategies or expectations.

Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

SuperGen cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change overtime. Forward-looking statements speak only as of the date they are made, and SuperGen assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in SuperGen’s reports filed with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this conference call transcript, the following factors, among others, could cause actual result to differ materially from forward-looking statements or historical performance: 1) the success of drug development efforts; (2) our cash and prospective financial positions; (3) the achievement of regulatory approvals in the US and abroad; (4) the success of partnerships to develop and sell drugs in the US and abroad; (5) our ability to develop and commercialize new drugs; (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the adequacy of intellectual property protection; (9) the impact of legislative and regulatory actions and regulatory, supervisory or enforcement actions of government agencies; (10) the ability to attract and retain highly talented professionals; and (11) the ability of SuperGen to consummate the transaction with Astex and realize the benefits of such transaction.

SuperGen’s Annual Reports on Form 10-K and SuperGen’s subsequent reports filed with the SEC, accessible on the SEC’s website at www.sec.gov and on SuperGen’s website at www.supergen.com, discuss these factors in more detail and identify additional factors that can affect forward-looking statements. The information contained on our website is not part of this conference call transcript.

Additional Information and Where to Find It:

On April 22, 2011, SuperGen filed a preliminary proxy statement with the SEC, which has not been declared effective by the SEC.  SuperGen plans to furnish the definitive proxy statement, when and if it is available, to its stockholders in connection with the proposed transaction, pursuant to which the Company would acquire Astex (the “Transaction”).  The preliminary proxy statement, which has not been declared effective by the SEC, and the definitive proxy statement, when and if it is available, contain or will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, WHICH HAS NOT BEEN DECLARED EFFECTIVE BY THE SEC, AND THE DEFINITIVE PROXY STATEMENT, WHEN AND IF IT IS AVAILABLE, CAREFULLY.  Investors and stockholders will be able to obtain free copies of the preliminary proxy statement, which has not been declared effective by the SEC, the definitive proxy statement, when and if it is available, and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and stockholders will be able to obtain free copies of the preliminary proxy statement, which has not been declared effective by the SEC, and the definitive proxy statement, when and if it is available, from the Company by contacting Investor Relations by telephone or by going to the Company’s corporate website at www.supergen.com (click on “SEC Filings”) or by going to a new website www.astex-supergen.com.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed Transaction.  Information regarding the interests of these directors and executive officers in the transaction described herein have been and will be included in the preliminary proxy statement, which has not been declared effective by the SEC, and the definitive proxy statement, when and if it is available, described above.  Additional information regarding these directors and executive officers is also included in the Company’s proxy statement for its 2010 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2010. This document is available free of charge as described in the preceding paragraph.